EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

(1) Wits-China Acquisition Corp. Inc., a Minnesota corporation, 100% owned by Wits Basin Precious Minerals Inc.

(2) Wits Basin (BVI) Ltd. a British Virgin Islands corporation, 100% owned by Wits Basin Precious Minerals Inc (f/k/a China Global Mining Resources Limited, renamed in January 2009).

(3) China Global Mining Resources (BVI) Limited, a British Virgin Islands corporation, effective March 17, 2009, 50% owned by Wits Basin Precious Minerals Inc.

(4) Standard Gold, Inc., a Colorado corporation, effective September 29, 2009, approximately 94% owned by Wits Basin Precious Minerals Inc.